UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 24, 2021
USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: 610-989-0340
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	USAT	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement.

On February 24, 2021, USA Technologies, Inc. (the “Company”) entered into separate subscription agreements in identical form and substance (the “Subscription Agreements”) with institutional accredited investors (the “Purchasers”) relating to a private placement (the “Private Placement”) with respect to the sale of an aggregate of 5,730,000 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”). The Company anticipates that it will receive aggregate gross proceeds from the Private Placement of $55 million, before deducting fees to the placement agents and other estimated offering expenses payable by the Company, based on the offering price of $9.60 per share (the “Purchase Price”). The financing syndicate includes Hudson Executive Capital LP (“HEC”), the  Company’s largest shareholder. HEC will purchase 975,000 of the Shares to be sold in the Private Placement for the same Purchase Price and on the same terms as the other Purchasers. The Purchase Price and other terms of the Private Placement were approved by a special pricing committee of the Company’s board of directors comprised solely of independent and disinterested directors. The Private Placement is expected to close on or about March 1, 2021, subject to customary closing conditions. The Company intends to use the proceeds of the Private Placement for general corporate purposes.

The Shares to be issued in the Private Placement will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act because, among other things, the transaction will not involve a public offering, the Purchasers are accredited investors, the Purchasers will take the Shares for investment and not resale purposes, and the Company will take appropriate measures to restrict the transfer of the Shares. The Shares will not be registered under the Securities Act and, once issued, may not be sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Subscription Agreements contain representations and warranties that the parties made to, and solely for the benefit of, the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. Pursuant to the Subscription Agreements, the Company has agreed to file a registration statement covering the resale of the Shares within 45 days following the date of the Subscription Agreements and to cause the registration statement to become effective within 60 days following the filing deadline. If the Company fails to meet the specified deadline for the effectiveness of the registration statement covering the resale of the Shares, the Company will be required to pay liquidated damages to the Purchasers in an amount equal to 1% of the aggregate purchase price paid by the Purchasers on each 30th day of delinquency, subject to a maximum payment equal to 10% of the gross proceeds of the Private Placement. The provisions of the Subscription Agreements, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to that agreement. Investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

J.P. Morgan Securities LLC acted as lead placement agent and Craig-Hallum Capital Group LLC and Northland Capital Markets acted as joint placement agents in connection with the Private Placement (together, the “Placement Agents”). The Company agreed to pay the Placement Agents an aggregate cash fee of approximately $2.28 million, representing 5% of the gross proceeds of the Private Placement, excluding the gross proceeds received by the Company from HEC in the Private Placement.

The forgoing descriptions of the Subscription Agreements are not complete and are qualified in their entirety by reference to the Subscription Agreements, the form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02          Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 7.01          Regulation FD Disclosure.

On February 25, 2021, the Company issued a press release announcing the entry into the Subscription Agreements for the Private Placement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 7.01 in this Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Subscription Agreement.
99.1	Press Release dated February 25, 2021.
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

	By:	/s/ Davina Furnish
Davina Furnish
General Counsel and Secretary

Dated: February 25, 2021